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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

POWERTEL, INC. CALLS FOR REDEMPTION OF TWO SERIES OF 12% SENIOR DISCOUNT NOTES DUE 2006

West Point, GA, June 6, 2001 - Powertel, Inc. ("Powertel"), a wholly-owned subsidiary of Deutsche Telekom AG (NYSE: DT and FSE: DTE) and a leading wireless personal communications service (PCS) provider serving the southeastern United States, announced today that it will redeem on June 30, 2001, all of its 12% Senior Discount Notes due February 1, 2006 and all of its 12% Senior Discount Notes due May 1, 2006.

Powertel (formerly Intercel, Inc.) issued a notice of redemption on May 31, 2001 to the holders of the February 2006 Notes which stated that Powertel would redeem on June 30, 2001 all of the outstanding 12% Senior Discount Notes under the Indenture, dated as of February 7, 1996, as supplemented by the First Supplemental Indenture, dated as of June 16, 1998, between Powertel and Bankers Trust Company, as trustee, at a redemption price of 106.000% per note, together with accrued and unpaid interest to June 30, 2001, the redemption date. Holders of the February 2006 Notes must surrender them to Bankers Trust Company to receive payment of the redemption price and the accrued and unpaid interest.

Powertel also issued a notice of redemption on May 31, 2001 to the holders of the May 2006 Notes which stated that Powertel would redeem on June 30, 2001 all of the outstanding 12% Senior Discount Notes under the Indenture, dated as of April 19, 1996, as supplemented by the First Supplemental Indenture, dated as of June 16, 1998, between Powertel and Bankers Trust Company, as trustee, at a redemption price of 106.000% per note, together with accrued and unpaid interest to June 30, 2001, the redemption date. Holders of the May 2006 Notes must surrender them to Bankers Trust Company to receive payment of the redemption price and the accrued and unpaid interest.

The redemption price, plus accrued and unpaid interest to the redemption date, in respect of the February 2006 Notes and the May 2006 Notes is expected to be paid on July 2, 2001, the first business day after the redemption date.

Additional information concerning the terms of the redemption and copies of the related documents may be obtained from Bankers Trust Company at 1-800-735-7777 or from Powertel by contacting Casey Otley at 425-378-5048.

On May 31, 2001, Deutsche Telekom completed its previously announced acquisition of Powertel. As a result of this acquisition, Powertel is a wholly-owned subsidiary of Deutsche Telekom.

This press release contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe harbor provisions of the U.S. federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond Powertel's or Deutsche Telekom's ability to control or estimate precisely, such as future market
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conditions, currency fluctuations, the behavior of other market participants, the actions of governmental regulators and other risk factors detailed in Powertel's or Deutsche Telekom's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither Powertel nor Deutsche Telekom undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.


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